EXHIBIT 99.1
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                         SPIRE CORPORATION NEWS RELEASE


Contact:    Spire Corporation
            James F. Parslow, Chief Financial Officer
            Tel. 781-275-6000

                 SPIRE CORPORATION RECEIVES NASDAQ NOTIFICATION

Bedford, MA -- April 12, 2005 -- On April 6, 2005, Spire Corporation (Nasdaq:
SPIR) received a Nasdaq Staff Determination indicating that the Company is no longer in compliance with the $10,000,000 minimum stockholders' equity requirement for continued listing set forth in Nasdaq Marketplace Rule 4450(a)(3), and that its common stock is, therefore, subject to delisting from the Nasdaq National Market. Because the Company fails to satisfy Marketplace Rule 4450(a)(3), the Nasdaq Staff is reviewing the Company's eligibility for continued National Market listing and has requested that the Company provide, on or before April 13, 2005, the Company's plan to achieve and sustain compliance with Nasdaq listing standards. The Company intends to present such plan to the Nasdaq Staff. If, after conclusion of its review, Nasdaq determines that the Company has not presented a sufficient plan to achieve and sustain compliance, it will provide written notification that the Company's common stock will be delisted. If the Company were to receive such a written notification, it would likely appeal the decision to a Nasdaq Listing Qualifications Panel. The Company is currently evaluating its options with respect to its response to the notice.

There can be no assurance that Nasdaq will accept the Company's plan to achieve compliance, that the Company will achieve its plan, or that the Company would be successful in any appeals process. If the Company's common stock were delisted from Nasdaq, it could materially adversely affect the market price and liquidity of the common stock and the Company's ability to raise additional capital.

Spire Corporation is a diversified technology company serving the solar energy, biomedical, telecommunications and defense industries worldwide with innovative products and services based upon a common technology platform.

CERTAIN MATTERS DESCRIBED IN THIS NEWS RELEASE MAY BE FORWARD-LOOKING STATEMENTS SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED IN THE FORWARD-LOOKING STATEMENTS. SUCH RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, THE COMPANY'S ABILITY TO PRESENT A SUFFICIENT PLAN TO ACHIEVE AND SUSTAIN COMPLIANCE BY THE RESPONSE DEADLINE IMPOSED BY NASDAQ, THE COMPANY'S ABILITY TO ACHIEVE ITS PLAN, NASDAQ'S DETERMINATION OF THE SUFFICIENCY AND ACCEPTABILITY OF SUCH A PLAN AND THE RESULTS OF ANY APPEAL PROCESS, IF NECESSARY, AS WELL AS OTHER FACTORS DESCRIBED IN THE COMPANY'S FORM 10-KSB FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.